EXHIBIT 1.01(e)

                               AMENDMENT NO. 5 TO

                          MORGAN STANLEY CHARTER SERIES

                     AMENDED AND RESTATED SELLING AGREEMENT

            The Amended and Restated Selling Agreement, dated as of July 29, 2002, as amended by Amendment No. 1 to the Amended and Restated Selling Agreement, dated February 26, 2003, as amended by Amendment No. 2 to the Amended and Restated Selling Agreement, dated April 28, 2004, as amended by Amendment No. 3 to the Amended and Restated Selling Agreement, dated July 15, 2005 and as further amended by Amendment No. 4 to the Amended and Restated Selling Agreement, dated March 30, 2006 (the "Selling Agreement"), among Morgan Stanley Charter Graham L.P. ("Charter Graham"), Morgan Stanley Charter WCM L.P. (formerly known as Morgan Stanley Charter Millburn L.P., "Charter WCM"), Morgan Stanley Charter Aspect L.P. (formerly known as Morgan Stanley Charter MSFCM L.P., "Charter Aspect"), (collectively, the "Partnerships" and each individually, a "Partnership"), Demeter Management Corporation (the "General Partner"), and Morgan Stanley & Co. Incorporated (formerly, Morgan Stanley DW Inc., "MS & Co.") is hereby amended as set forth below. All provisions contained in the Selling Agreement remain in full force and effect and are modified only to the extent necessary to provide for the amendments set forth below. Terms used and not otherwise defined herein have the meaning ascribed to such term in the Selling Agreement.

      1. Effective April 1, 2007, Morgan Stanley DW was merged into MS & Co. In such connection, all references in the Selling Agreement to "Morgan Stanley DW" or "Non-Clearing Broker" as of April 1, 2007 shall be deemed to mean MS & Co.

      2. Section 5(b) is deleted in its entirety and replaced with the following:

            "Units shall be offered for sale in the Partnerships' continuing offering (the "Continuing Offering"), at monthly closings to be held as of the last day of each month ("Monthly Closing"), at a price per Unit equal to 100% of the "Net Asset Value" (as defined in each Limited Partnership Agreement), as of the close of business on the date of such Monthly Closing. The minimum subscription for most subscribers shall be $20,000. However, in the case of an eligible subscriber who is an investor in another limited partnership for which the General Partner serves as the general partner, that subscriber may redeem its interest in the other partnership and use the proceeds to invest in any one or more of the Charter Series partnerships in a Non-Series Exchange (as defined in the Prospectus). The $20,000 minimum subscription for the Charter Series of partnerships will be satisfied if the proceeds from the redemption would have equaled at least $20,000 as of the last day of the month immediately preceding the monthly closing at which the Charter Series Units are purchased, irrespective of whether the actual proceeds from the redemption are less than $20,000 when the units of the other partnership are redeemed. In all other circumstances, if the redemption proceeds are less than $20,000, the subscriber will have to pay the difference in cash. However, a $5,000 minimum subscription requirement, instead of the typical $20,000 minimum subscription requirement, will apply to the purchase of Units pursuant to a Non-Series Exchange from the following limited partnerships: Morgan Stanley Cornerstone Fund II L.P., Morgan Stanley Cornerstone Fund III L.P., Morgan Stanley Cornerstone Fund IV L.P., Morgan Stanley Diversified Futures Fund L.P., Morgan Stanley Diversified Futures Fund III L.P., Morgan Stanley Principal Plus Fund L.P., and Morgan Stanley Portfolio Strategy Fund L.P. A subscription may be for Units of one Partnership, or may be divided among two or all three Partnerships, provided that the minimum subscription for any one Partnership is $5,000. In the case of subscribers purchasing Units pursuant to a Non-Series Exchange from one of the seven funds listed above, if the proceeds of such a redemption are less than $5,000, the subscriber shall pay the difference in cash. The minimum subscription per Partnership for subscribers who already own Units in a Partnership and desire to make an additional investment in such Partnership is: (a) in the case of a cash purchase, $1,000, or (b) in the case of a Non-Series Exchange, the proceeds from the redemption of (i) one unit from commodity pools other than the Spectrum Series, or (ii) 100 units from one, or any combination of, the Spectrum Series. The number of Units received by a subscriber will be rounded to the third decimal place."

      3. The foregoing amendments shall take effect as of the 1st day of May, 2008.

      4. This Amendment to the Amended and Restated Selling Agreement shall be governed and construed in accordance with the laws of the State of New York.

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            IN WITNESS WHEREOF, this Amendment to the Amended and Restated
Selling Agreement has been executed for and on behalf of the undersigned as of the 23rd day of June 2008.

Accepted and Agreed:                  MORGAN STANLEY CHARTER GRAHAM L.P.

MORGAN STANLEY & CO. INC.             By:  Demeter Management Corporation,
                                           General Partner

By:    /s/ Walter Davis                 By:    /s/ Walter Davis
    -------------------------------         -----------------------------------
    Name:  Walter Davis                     Name:  Walter Davis
    Title: Executive Director               Title: President and Chairman


                                      MORGAN STANLEY CHARTER WCM L.P.

                                      By:  Demeter Management Corporation,
                                           General Partner

                                        By:    /s/ Walter Davis
                                            -----------------------------------
                                            Name:  Walter Davis
                                            Title: President and Chairman

                                      MORGAN STANLEY CHARTER ASPECT L.P.

                                      By:  Demeter Management Corporation,
                                           General Partner

                                        By:    /s/ Walter Davis
                                            -----------------------------------
                                            Name:  Walter Davis
                                            Title: President and Chairman

                                      DEMETER MANAGEMENT CORPORATION

                                        By:    /s/ Walter Davis
                                            -----------------------------------
                                            Name:  Walter Davis
                                            Title: President and Chairman